Exhibit 99.1

News Release

2320 Scientific Park Drive
Wilmington, NC 28405

NASDAQ: AAII

Contacts:
Media:	Investors:
Andrea L. Johnston	James B. Sloan, Jr.
Vice President, Corporate Communications	Senior Vice President, Corporate Finance
910-254-7340	910-254-7690

aaiPharma Secures Credit Facility from Bank of America

WILMINGTON, N.C.—(BUSINESS WIRE)—March 31, 2004—aaiPharma Inc. (NASDAQ: AAII) today announced it has a signed commitment letter with Bank of America, N.A. for a $40 million, 15-month priority revolving credit facility subject to the consent of a majority of the Company’s existing senior credit facility lenders and senior subordinated debt holders. aaiPharma will seek these consents expeditiously.

Interim Chief Operating Officer Gregory F. Rayburn said, “We have made a considerable amount of progress with our lenders in a short amount of time and we are confident that the new facility will provide for the Company’s liquidity needs.” Dr. Frederick D. Sancilio, Chairman and Chief Executive Officer added, “While there remains work to be done, we have taken an important first step in strengthening the Company’s capital structure and returning to a normal business environment.”

About aaiPharma
aaiPharma Inc. is a science-based pharmaceutical company focused on pain management, with corporate headquarters in Wilmington, North Carolina. With more than 24 years of drug development expertise, the Company is focused on developing, acquiring, and marketing branded medicines in its targeted therapeutic areas. aaiPharma’s development efforts are focused on developing improved medicines from established molecules through its significant research and development capabilities. For more information on the Company, including its product development organization AAI Development Services, please visit aaiPharma’s website at www.aaipharma.com.

Forward Looking Statements
Information in this press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. The “forward-looking statements” herein involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties pertaining to the ability of the Company to obtain the consent of a majority of the Company’s existing senior term debt and senior subordinated debt holders on a timely basis.